MEMORANDUM OF AGREEMENT

THIS AGREEMENT is entered into this 23 , July 2012 by and between TNI BioTech, Inc, a Florida corporation with offices at 324 Datura Street, Suite 150 West Palm Beach (the "TNIB"), and GB Oncology & Imaging Group LTD, a subsidary of GB Energie LLC hereinafter referred to as ("GBO") with offices at 330 15th St. S.E. Washington 20003 (collectively, the "Venture Partners").

WITNESSETH:

TNI and GBO are interested in owning and operating treatment centers in Africa jointly that will provide the following services chemotherapy, Radiation Oncology and Targeted Cancer Therapies which include immune rehabilitating therapy and run clinical trials involving TNI's immune rehabilitating therapy technology and;

WHEREAS, GBO has entered into signed agreement with the Government of Equatorial Guniea, to provide assistance in providing Medical and BioTechnical services to the government and the people of Equatorial Guniea. GBO has entered into final negotiations with the Government of Ghana and the Government of Malawi to provide medical services and is looking to form a partnership to operate oncology and infectious diseases center in Africa.

WHEREAS, TNI BioTech in conjunction with Beverly Oncology and Imaging Medical Group a nationally recognized cancer center that is pioneering breakthrough solutions in radiation oncology by merging leading technologies and superior care. GBO operates and runs state of the art cancer facilities offering the latest in Radiation Treatments, Diagnostic and Imaging services and Clinical Trials.

WHEREAS, TNI and GBO are willing to make substantial capital investments to expand the exisitng treatment center and when possible with the support of the local Africa government open new treatment centers for onconology and infectious diseases.

WHEREAS, the Venture Partners are desirous of entering into a joint business venture for the purpose of treating cancer and other infectious diseases that benfit from the joint venture parties technologies.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, each intending to be legally bound, do hereby agree as follows.

1. FORMATION AND NAME

Promptly upon the execution of this Agreement, the Venture Partners agree to form a joint venture partnership. Venture shall engage in the creation, development and operation of treatment centers for cancer and other infectious diseases.

The Venture Partners agree that within 14 days of the signing of this Memorandum, that the Parties or their representatives shall meet to agree the legal structure of the joint venture.

2. PLACE OF BUSINESS

The principal place of business of Venture shall be at a place mutually determined by Venture Partners. During the initial phase of this Agreement, Venture shall engage in the development and operation of cancer treatment centers. Venture Partners agree that the Joint Ventur will use existing offshore facility for the first clinic but the parties intend to open 3 additonal clincs within 24 months all Venture clincs will be jointly owned under the same terms and conditions.

3. TERM

The Venture shall commence on the aboveindicated date and shall continue in purpurity unless terminated by either party by written notice with 180 days notice.

4. CONTRIBUTIONS

The respective contributions of the Venture Partners shall be as follows:

A. The TNI shall contribute one thousand Dollars ($1,000.00) in initial capital of the Venture to be paid in cash promptly upon the Venture's formation. The TNI also agrees to grant licenses to the Joint Venture under any patents, trademarks, and/or copyrights that it may possess with respect to TNI.

B. The Partners shall contribute one thousand Dollars ($1,000) in initial capital of the Venture to be paid in cash promptly upon the Venture's formation. The GBO also agrees to grant licenses to the Venture under any patents, trademarks, and/or copyrights that it may possess with respect to their Technology.

5. PARTNERSHIP EXPENSES

A. All necessary and reasonable operating expenses of the Venture shall be equally shared by Venture Partners.

B. In the event that there are not sufficient assets in the Venture to meet any obligation of the Venture, the Venture Partners agree to contribute, in equal amounts, sufficient sums to satisfy such obligation.

C. The expenses incurred by each of the Venture Partners with respect to their respective obligations hereunder shall be the responsibility of the respective Venture Partner. Each of the Venture Partners shall, at all times, pay and satisfy its own personal debts and the Venture debts and obligations that it has agreed to be responsible for, and keep the other Venture GBO fully advised of the extent of its work performed in furtherance of the Venture, including the cost of performing such work.

6. OBLIGATIONS OF VENTURE PARTNERS

TNI and GBO shall be responsible for management of the Venture, and the creation and operation of the treatment center. Management of the Venture shall include keeping all books and records of the Venture; receiving and collecting all Venture income from third Parties; disbursing Venture assets in furtherance of the Venture; and paying itself and the all compensation due under this Agreement.

A. GBO shall be responsible for:

Provide initial contracts and approvals in country to open an onconology and infectious diseases center. GBO will arrange fundng from local government or local agencies for the building and operation of an oncolongy center.

GBO will assist with the placement of local qualified staff for the clinic.

B. TNI shall be responsible for:

Provide the expertise of running and operating cancer clincs and Day to Day management either directly or indirectly through existing partnerships.

Provide oncolongy physicians and personal fimilar with the protocals for treatment of cancer and other infectious diseases.

Source all equipment and supplies required for running the Cancer Treatment Center

7. ALLOCATION OF PROFITS AND RIGHT TO AUDIT

A. During the Term of the Venture, TNI and the GBO shall share all net income generated as a result of the commercialization of the venture as follows:

TNI BioTech:	50% Percent (%)
GBO:	50% Percent (%)

Net income shall be defined as all gross income actually received by the Venture as a result of the manufacture, distribution, and marketing of the treatment, less all outstanding Venture indebtedness, including but not limited to its cost of such manufacture, sale, and distribution and any overhead and supervision, accounting and/or legal expenses incurred by the Venture.

B. The parties agree that if TNI and GBO bring in a third party to operate, run and financial participate in the venture then the ownership of the venture will be shares equally with the partner.

C. The Venture Partners or their duly authorized representatives shall have the right, upon at least five dayss' written notice to the other party, to inspect the Venture's books, records, and all other documents and material in the possession of or under the control of the other party with respect to the subject matter of this Agreement at the place or places where such records are normally retained. Both Venture Partners shall have free and full access thereto for such purposes, and shall be permitted to be able to make copies thereof and extracts therefrom.

D. All books and records relative to the subject matter of this Agreement shall be

maintained and kept accessible and available for inspection for at least seven years after termination of this Agreement.

8. MANAGEMENT OF THE PARTNERSHIP

A. Neither Venture Partner may take any of the following actions on behalf of the Venture, without the prior written consent of the other Venture Partner:

1. Assign, transfer, sell, or license any of the Venture's assets, interests, claims, or debts including, but not limited to, its patents, trademarks, copyrights, or other intellectual property relating to the treatment and protocals.

2. Borrow money in the Venture's name.

3. Authorize or make any expenditure in excess of ten thousand Dollars ($10,000) unless such expenditure was previously approved by the other Venture Partner.

B. All Venture monies received from any and all sources shall be deposited in the name of and to the credit of Venture in a bank or banks mutually agreed on by Venture Partners.

9. PATENTS, TRADEMARKS, AND COPYRIGHTS

A. It is agreed and understood that the Venture will bear all costs and expenses incurred in securing the appropriate patent, trademark, and copyright protection for the New protacals as may be necessary to protect its rights in such property.

B. The Venture Partners agree, upon reasonable request, to do all acts that may be deemed necessary in order for the Venture to protect its rights in the treatment of cancer. Such cooperation shall include, but not be limited to, execution of all appropriate documents needed by the Venture to perfect its rights in such treatment.

10. TERMINATION

A. Either party may terminate this Agreement on at least one hundred and eighty (180) days' written notice to the other party prior to the anniversary date of this Agreement.

B. Further, in the event of a breach by either party of this Agreement, the non-breaching party may terminate Venture on one hundred eighty (180) days' written notice should such breach not be cured during such one hundred and eighty (180) day period.

C. Either party may terminate this agreement in the event that the other party files a petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the party discontinues or dissolves its business, or if a receiver is appointed for such party or for such party's business and such receiver is not discharged within one hundred and eighty (180) days.

11. POST-TERMINATION RIGHTS

Upon termination or expiration of Venture, all rights in the protacls, including all patents,

trademarks, and copyrights relating thereto and any licenses granted thereunder, shall revert back to TNI. To this effect, the Venture Partners agree to execute all documents that may be deemed necessary. In such event, however, the Venture Partners agree to divide any income received from the subsequent commercialization of the treatment as follows: equally between the parties.

12. CONFIDENTIALITY/NONCOMPETE

A. It is recognized that during the course of their work on behalf of the Venture, the Venture Partners may have occasion to conceive, create, develop, review, or receive information that is considered by the Venture or the other party to be confidential or proprietary, including information relating to the treatment of cancer, including inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost data, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same (the "Confidential Information"). Both during the Term of this Agreement and thereafter, the Venture Partners agree to maintain in confidence such Confidential Information unless or until: Accept as it applies to government requlations as a public company.

1. It shall have been made public by an act or omission of a party other than itself;

2. The receiving Venture Patnters receives such Confidential Information from an unrelated third party on a non-confidential basis; or

3. The passage of two (2) years from the date of the disclosure of such Confidential Information, whichever shall first occur.

B. The Venture Partners, both individually and on behalf of the Venture, further agree to use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

C. The Venture Partners agree, upon request, to promptly return to the requesting Venture Partners materials, writings, equipment, models, mechanisms, and the like obtained from the other in furtherance of their duties under this Agreement including, but not limited to, all Confidential Information.

D. Each Venture Partners agrees that it will not, without first obtaining the prior written permission of the other Venture Partner:

1. Directly or indirectly utilize such Confidential Information in its own business;

2. Disclose such Confidential Information to any third party.

E. Throughout the duration of Venture, and for a period of five (5) year(s) thereafter, GBO will not render any services either as an independent contractor to or joint venture GBO with any entity that is in direct competition with TNI or Venture or that operates in any field in which TNI has operated or in which TNI is likely to operate in the future..

13. FORCE MAJEURE

Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party's reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

14. NOTICE AND PAYMENT

A. Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

15. JURISDICTION/DISPUTES

This Agreement shall be governed in accordance with the laws of the State of New York. All disputes under this Agreement shall be resolved by litigation in the courts of the State of New York including the federal courts therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

16. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

17. ASSIGNABILITY

Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

18. WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

19. SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

20. INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

TNI BioTech, Inc	*GB Oncology & Iminiging Group LTD*
Digitally signed by Noreen Griffin DN: cn=Noreen Griffin, o=Griffin Enterprises Group, LLC, ou=Griffin Enterprises Group, LLC, email=noreen [illegible], c=US Date: 2012.07.23 15:22:25 -04'00'	
By: Noreen McGurrin Griffin	By: Dr. Gloria B. Herndon
Title: Chief Executive Office	Title: Chief Executive Officer
Date: July 23, 2012	Date: July 10th 2012

República de Guinea Ecuatorial

Presidencia

El Ministro Encargado de Misiones

ACUERDO DE CONTRATACION DE SERVICIOS ENTRE LA PRESIDENCIA DE LA REPÚBLICA DE GUINEA ECUATORIAL Y GB ENERGIE, LLC DE LOS ESTADOS UNIDOS DE AMERICA:

En la ciudad de Bata, Guinea Ecuatorial, a 16 días del mes de Abril de 2012 se reúnen:

Por una parte el Excmo. Señor Don Alejandro EVUNA OWONO ASANGONO, Ministro de Estado Encargado de Misiones, representando a la PRESIDENCIA DE LA REPÚBLICA DE GUINEA ECUATORIAL, en lo sucesivo denominado "PRESIDENCIA DE LA REPUBLICA".

Por otra, la Señora GLORIA B. HERDON, Presidenta y PCA del Grupo GB Energie, LLC con sede en 330 15th St. SE, Washington DC 20003 (USA)

Ambas partes se reconocen con la suficiente capacidad jurídica para suscribir el presente Contrato de Prestación de Servicios bajo las siguientes condiciones:

I. OBJETIVO DEL CONTRATO:

GB ENERGIE, ha diseñado programas e iniciativas basadas en su extensiva red internacional de cooperación con los sectores Públicos y Privados, con Asociaciones profesionales y asociaciones cooperativas y asociaciones profesionales. Estos programas estarán orientados para mejorar la colaboración, asociación, el desarrollo, y la transferencia de conocimientos en beneficio de la Republica de Guinea Ecuatorial.

Cada Programa será diseñado para producir directamente un impacto positivo en la imagen de Guinea Ecuatorial, en los términos de elevar el potencial del País y su voluntad de invitar a la Comunidad Internacional para participar en su estrategia del crecimiento económico y social.

<u>Detalles de los Programas e Iniciativas</u>:

La PRESIDECNCIA DE LA REPÚBLICA confía a GB ENERGIE la gestión de los siguientes Programas a través de la Red de sus Relaciones Internacionales y organizar su ejecución en la República de Guinea Ecuatorial:

1. Una Conferencia Internacional de Líderes Comunitarios: **Conferencia Mundial de Alcaldes (WCM)**.

2. Transferencia de Conocimientos y de Productos: **Médicos y Biotecnológicos.**

3. Organización de Conferencia: **Asociación Nacional para la Igualdad de Oportunidades en la Educación Superior.**

4. Formación: **Creación de Empresas y Técnicas en Administración.**

5. Reuniones: **Transferencia de Conocimientos de Gas y Petróleo y Buenas Prácticas.**

6. Administración de Imagen de Marca: **Imagen Nacional.**

II. <u>COSTOS Y REEMBOLSOS.</u>

La Presidencia de la República ha ofrecido, y GB ENERGIE acepta, su propuesta para pagar una suma total de UN MILLON DE DOLARES (1.000.000.-) anuales, por la gestión de los Programas presentados en el Articulo I de este Contrato de acuerdo con el calendario de pagos de honorarios establecido más adelante.

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Cada uno de los Programas en el Artículo I será evaluado y tasado aparte en un presupuesto a la Presidencia de la República de acuerdo a su valor especifico, quien deberá presentar su conformidad.

III. CALENDARIO DE PAGOS

-Dos pagos semestrales de QUINIENTOS MIL DOLARES (500.000.-) a partir de la fecha del Contrato.

Dichos pagos se abonarán por transferencia bancaria en las fechas indicadas a la siguiente cuenta:

BANK NAME: SUNTRUST BANK. ADDRESS: 415 14TH STREET, SE WASHINGTON DC 20003. ACCOUNT NAME: GB ENERGIE, LLC. ACCOUNT NUMBER: 1000132748988. SWFIT CODE: SNTRUST3A. ABA ROUTING NUMBER: 061000104.

Los pagos correspondientes para cada programa se acordarán en los respectivos Acuerdos

IV. DURACION DEL CONTRATO.-

Este Contrato tiene una duración de 12 meses, a no ser, que sea anulado por una de las partes con una antelación mínima de tres (3) meses. Se podrá prorrogar previo acuerdo de ambas partes.

V. CUMPLIMIENTO DE LAS LEYES Y REGLAMENTOS DE LA REPÚBLICA DE GUINEA ECUATORIAL

Este Acuerdo de Contratación no podrá ser rescindido sin causa, por cualquiera de las partes, en cualquier momento y sin previo aviso de al menos tres meses de antelación, salvo únicamente que se impongan restricciones según las normas profesionales de Guinea Ecuatorial, aplicables a la labor jurídica realizada como parte de esta Contratación.

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VI. **INFORMES PERIODICOS.**

Periódicamente, **GB ENERGIE** informará a la Presidencia de la República el resultado de los Servicios prestados para su evaluación. La Presidencia de la República se reserva el derecho de pedir una actuación concreta en el marco de las prestaciones contenidas en este Acuerdo.

VII. **ELIMINACION DE DOCUMENTOS.**

A menos que, al concluir esta contratación o antes, la Presidencia de la República proporcione instrucciones escritas a GB ENERGIE para hacer lo contrario, GB ENERGIE destruirá, o entregará a la Presidencia de la República después de que haya transcurrido un periodo razonable de tiempo, a su discreción los documentos (copias impresas, electrónicas y otros medios) y otros materiales que se encuentren en su poder relacionados con cualquier asunto respecto al cual sus servicios hayan terminado o hayan sido cancelados.

Convenido por ambas parte, firman el presente Acuerdo de Contratación de Servicios en el lugar y fecha antes mencionados.

Por la PRESIDENCIA DE LA REPUBLICA,

Señor Don **ALEJANDRO EVUNA OWONO ASANGONO**

Por la Empresa GB ENERGIE

Señora **GLORIA B. HERDON**